Exhibit 10.2

consulting agreement

This Consulting Agreement (the “Agreement”) is made to be effective as of January 27, 2023 (the “Effective Date”) by and between Fresh Vine Wine, Inc. (the “Company”), a Nevada domestic corporation, and Janelle Anderson (“Ms. Anderson” or “Consultant”) (the Company and Consultant may individually be referred to herein as “Party” and collectively, as the “Parties”).

Recitals

A. Ms. Anderson was formerly employed with the Company and served as the Company’s Chief Executive Officer.

B. The Company wishes to retain Ms. Anderson, a resident of Dallas, Texas, as an independent contractor to perform management consulting services as requested by an authorized Company designee in consideration for 500,000 unrestricted Company shares of stock.

C. Ms. Anderson wishes to provide management consulting services to the Company on an independent contractor basis, as set out in this Agreement.

Agreement

NOW THEREFORE, for and in consideration of the recitals and of the mutual covenants, conditions and agreements contained herein, the parties, intending to be legally bound, mutually agree as follows:

1. Independent Contractor Relationship. The Company hereby retains Consultant as an independent contractor, and Consultant accepts this engagement, on the terms and conditions contained in this Agreement. During the Consulting Period, Consultant shall not be considered, under this Agreement or otherwise, as being an employee of the Company or as being entitled to the rights and privileges of an employee of the Company because of the Services (as defined below) that Consultant provides. The performance of Services by Consultant does not entitle Consultant to the benefits that are extended to the Company employees, including leave; vacation; holidays; medical, dental, life, or disability insurance; retirement plans; or any other form of employee benefit whatsoever.

2. Term. Consultant shall be available and shall provide Services (as defined below) to the Company, from the Effective Date through July 26, 2023 (the “Consulting Period”).

3. Services. During the Consulting Period, solely upon written request by the Company and upon reasonable notice, Consultant will be reasonably available in Dallas, Texas, to consult with, advise and assist the Company with respect to management and business matters about which Consultant had knowledge or responsibility during her employment with the Company, and with respect to such additional projects and matters as may be reasonably requested during the Consulting Period by an authorized Company designee. Consultant’s aforementioned services provided to Company are referred to herein as the “Services.” Consultant may determine, in her sole discretion, the means and manner of performing those duties, except as expressly limited by this Agreement. Consultant shall devote such efforts and time as she deems to be reasonably necessary, to perform Services and shall conduct herself at all times in a professional manner with respect to the performance of Services. However, nothing in this Agreement shall be construed to prevent Consultant from performing work for other persons or organizations during the time period in which Consultant is providing Services to the Company or being employed by another person or entity. The only services to be provided hereunder are consulting services. No written work product will be required of her, without Consultant’s express agreement, in advance, in writing.

4. Fees. As compensation for Consultant’s services during the Consulting Period, the Company shall issue to Consultant a total of 500,000 unrestricted Company shares of stock under the Company’s 2021 Equity Incentive Plan and pursuant to a Registration Statement on Form S-8, SEC File No. 333-262906 (“Form S-8”), filed by the Company with the Securities and Exchange Commission (the “SEC”).

5. Expenses. Consultant shall be reimbursed for expenses directly related to and reasonably necessary to provide Services for which she submits proper documentation to the Company. The Company shall have no obligation to reimburse Consultant for any expense unless Consultant obtained the express written approval of the Company’s Chief Financial Officer or another authorized Company designee before incurring the expense. Consultant shall not purport to commit the Company to any agreement or other obligation.

6. Taxes. The Company shall not withhold FICA, income taxes, or any other taxes from the fees due to Consultant under this Agreement. Consultant shall be solely responsible for the payment of any and all taxes that are or may become due from Consultant with respect to the consideration paid to Consultant under this Agreement. Consultant hereby indemnifies and holds harmless the Company for any taxes, interest, or penalties assessed against the Company by any taxing authority as a result of the failure of Consultant to pay any amounts owed by Consultant to the taxing authority under this Agreement, Consultant will reimburse the Company for any such taxes, interest, or penalties that the Company is required to pay.

7. Compliance with Law. Consultant shall at all times conduct her business in compliance with applicable laws and in a professional manner. Consultant shall alone be responsible for the conduct of her business and shall not be subject to the control of the Company.

8. No Authority to Speak For or Bind Company. Consultant has no authority to speak for, or on behalf of, the Company in any capacity. Consultant has no authority or right to create any obligation on behalf of the Company or to bind the Company in any respect whatsoever. Consultant is not authorized to sign any agreement or contract for any services or products on behalf of the Company.

9. Confidentiality. Consultant recognizes that while performing Services under this Agreement she may hereafter have access to confidential or privileged information, including but not limited to, information concerning the Company and its business, customers, distributors, suppliers, officers, directors, and employees. Consultant shall maintain the confidentiality of all information to which Consultant has new access pursuant to this Agreement. Consultant shall ensure that all documents and other confidential or privileged information provided to Consultant under this Agreement are maintained in a manner that protects their confidentiality.

10. Return of Property and Documents. All documents and other property that come into Consultant’s possession as a result of this Agreement shall be and remain the exclusive property of the Company. Consultant shall return all such documents, including all copies thereof, and tangible property to the Company upon the Company’s request.

11. Entire Agreement. This Agreement is the complete agreement between the parties hereto with respect to the performance of Services by Consultant during the Consulting Period. This Agreement supersedes all prior oral or written agreements and communications between the parties with respect to the subject matter of this Agreement; however, this Agreement does not supersede, waive, or modify the terms and conditions of the Global Mutual Compromise, Release and Settlement Agreement between these Parties (and others). This Agreement cannot be amended or modified except in a writing signed by the Company and Consultant.

12. Waiver. No waiver of any term or provision of this Agreement shall be effective unless set forth in a written document signed by the party charged thereby. Any waiver shall be limited to the circumstance or events specifically referenced in the written waiver document and shall not be deemed a waiver of any other term or provision of this Agreement or of the same circumstance or event upon any recurrence thereof.

13. Severability. If any court of competent jurisdiction holds that any provision of this Agreement is invalid or unenforceable, the parties desire and agree that the remaining parts of this Agreement shall nevertheless continue to be valid and enforceable.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and said counterparts constitute one (1) and the same instruments which may be sufficiently evidenced by a counterpart. A facsimile, telecopy, PDF sent via email with scanned or electronic signatures and/or other reproduction of this Agreement may be executed by a Party, and an executed copy of this Agreement may be delivered by a Party by facsimile or similar instantaneous electronic transmission device (e.g., email/PDF) pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding, and effective for all purposes. At the request of either Party, the Parties agree to execute an original of this Agreement as well as any facsimile, telecopy, or other reproduction hereof.

15. Construction. Headings are used herein for convenience only and shall have no force or effect in the construction or interpretation of this Agreement. As used in this Agreement, the singular includes the plural and masculine includes the feminine and neuter. This Agreement shall not be construed against the Party drafting it but shall be construed fairly and equitably as though it was the joint product of the Parties.

16. Governing Law. This Agreement shall be construed, enforced and interpreted pursuant to the internal substantive law and not the law of conflicts, of the State of Minnesota. The Parties consent to the personal jurisdiction of the courts located in the State of Minnesota, and waive any argument that such a forum is not convenient.

[THIS AGREEMENT MAY BE SIGNED IN COUNTERPARTS]

IN WITNESS WHEREOF, the Parties have each executed this Consultant Agreement as of the date shown below.

DATED: January 27, 2023	CONSULTANT: Janelle Anderson, individually

	By:	/s/ Janelle Anderson

DATED: January 27, 2023	COMPANY: FRESH VINE WINE, INC.

	By:	/s/ James Spellmire
	[Print]	/ James Spellmire
	Its:	CFO

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